UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 13, 2008
PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-50879 (Commission File Number)	94-3391368 (IRS Employer Identification No.)

1355 Sansome Street, San Francisco CA (Address of principal executive offices)	94111 (Zip Code)
Registrant’s telephone number, including area code (415) 834-6500
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.
     On August 13, 2008, in accordance with the previously announced binding letter of intent entered into on April 7, 2008 with Regent Releasing, L.L.C. (“Regent”), an affiliate of here! Networks, PlanetOut Inc. (“PlanetOut” or the “Company”) completed the sale of the Company’s magazine and book publishing business to Regent Entertainment Media Inc. (“Regent Entertainment”), Regent’s designee under the letter of intent. The sale of the Company’s magazine and book publishing business, including the operations of its wholly-owned subsidiaries, LPI Media Inc. (“LPI”), and SpecPub, Inc. (“SpecPub”), was accomplished pursuant to a Put/Call Agreement (the “Put/Call Agreement”) entered into on August 12, 2008, among Regent, Regent Entertainment, PlanetOut, LPI and SpecPub and a Marketing Agreement (the “Marketing Agreement”) between Regent and PlanetOut. The Put/Call Agreement and Marketing Agreement include cash payments by Regent and Regent Entertainment of $6.5 million, the assumption by Regent Entertainment of the majority of the operating liabilities of the Company’s magazine and book publishing business, and a commitment by PlanetOut to provide certain marketing and advertising services to Regent through March 31, 2009. The foregoing description is qualified in its entirety by reference to the complete copy of the Put/Call Agreement and Marketing Agreement attached hereto as Exhibits 2.1 and 2.2, respectively and incorporated herein by reference.

Item 9.01	Exhibits.
(d) Exhibits.

Exhibit No.	Description

2.1	Put/Call Agreement among Regent Releasing, L.L.C., Regent Entertainment Media Inc., PlanetOut Inc., LPI Media Inc., and SpecPub, Inc. dated as of August 12, 2008. Certain schedules to Exhibit 2.1 have been omitted in accordance with Item 601(b)(2) of Regulation S-K. PlanetOut will furnish supplementally a copy of any omitted schedule to the Commission upon request.

2.2	Marketing Agreement between Regent Releasing, L.L.C. and PlanetOut Inc. entered into as of August 12, 2008. Certain schedules to Exhibit 2.2 have been omitted in accordance with Item 601(b)(2) of Regulation S-K. PlanetOut will furnish supplementally a copy of any omitted schedule to the Commission upon request.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PlanetOut Inc.
Date: August 13, 2008	By:	/s/ Karen Magee
Karen Magee
Chief Executive Officer